RCM Technologies, Inc.	Tel: 856.356.4500	Corporate Contacts:
2500 McClellan Avenue	Fax: 856.356.4600	Leon Kopyt
Pennsauken, NJ 08109	info@rcmt.com	Chairman, President & CEO
	www.rcmt.com	Kevin D. Miller
Chief Financial Officer

P R E S S   R E L E A S E

RCM TECHNOLOGIES, INC. ANNOUNCES RESULTS
FOR THE THIRTEEN WEEK PERIOD ENDED APRIL 2, 2011

Pennsauken, NJ – May 3, 2011 -- RCM Technologies, Inc. (NASDAQ: RCMT) today announced financial results for the thirteen week period ended April 2, 2011.

The Company announced revenues of $38.7 million for the thirteen week period ended April 2, 2011, decreased from $45.3 million for the thirteen week period ended April 3, 2010 (comparable prior year period).  The Company had operating income of $2.1 million for both the thirteen week period ended April 2, 2011 and the comparable prior year period.  Income from continuing operations was $1.2 million, or $0.09 per diluted share, for the thirteen week period ended April 2, 2011, as compared to income from continuing operations of $2.4 million, or $0.19 per diluted share, for the comparable prior year period.  Net income for the thirteen week period ended April 2, 2011 was $1.2 million, or $0.09 per diluted share, as compared to net income of $1.8 million, or $0.14 per diluted share, for the comparable prior year period.  Both income from continuing operations and net income in the comparable prior year period include the impact of a $1.1 million tax benefit due to an anticipated 2010 tax deduction for goodwill and intangible assets associated with a closed subsidiary.

Leon Kopyt, Chairman and CEO of RCM, commented: “Having started the year with our focus on improving top line growth, we are pleased with the increase in revenue this quarter as compared to the previous two sequential quarters.  We believe that the steps we’ve taken in implementing a disciplined control of sales activities should continue to yield progress in the revenue growth.”

About RCM
RCM Technologies, Inc. is a premier provider of business and technology solutions designed to enhance and maximize the operational performance of its customers through the adaptation and deployment of advanced information technology and engineering services. RCM is an innovative leader in the delivery of these solutions to commercial and government sectors.  RCM is also a provider of specialty healthcare services to major health care institutions and educational facilities.  RCM’s offices are located in major metropolitan centers throughout North America and Europe.  Additional information can be found at www.rcmt.com.

The Statements contained in this release that are not purely historical are forward-looking statements within the Private Securities Litigation Reform Act of 1995 and are subject to various risks, uncertainties and other factors that could cause the Company's actual results, performance or achievements to differ materially from those expressed or implied by such forward-looking statements.  These statements often include words such as “may,” “will,” “expect,” “anticipate,” “continue,” “estimate,” “project,” “intend,” “believe,” “plan,” “seek,” “could,” “should” or similar expressions.  These statements are based on assumptions that we have made in light of our experience in the industry, as well as our perceptions of historical trends, current conditions, expected future developments and other factors we believe are appropriate in these circumstances.  Forward looking statements include, but are not limited to, those relating to demand for the Company’s services, expected demand for our services and expectations regarding our revenues, the Company's ability to continue to utilize goodwill, to continue to increase gross margins, to achieve and manage growth, to develop and market new applications and services, risks relating to the acquisition and integration of acquired businesses, the ability of the Company to consummate acquisitions as to which it executes non-binding letters of intent, demand for new services and applications, timing of demand for services, industry strength and competition and general economic factors.  Investors are directed to consider such risks, uncertainties and other factors described in documents filed by the Company with the Securities and Exchange Commission.

Tables to Follow

RCM Technologies, Inc.
Condensed Consolidated Statements of Income
(Unaudited)
 (In Thousands, Except Per Share Amounts)

	Thirteen Week Periods Ended
	April 2, 2011	April 3, 2010
Revenues	$38,706	$45,329
Cost of services	27,656	32,984
Gross profit	11,050	12,345
Selling, general and administrative	8,684	9,913
Depreciation and amortization	309	344
Operating income	2,057	2,088
Other expense, net	(20)	(45)
Income from continuing operations before income taxes	2,037	2,043
Income tax (expense) benefit from continuing operations	(862)	384
Income from continuing operations	1,175	2,427
Loss from discontinued operations, net of taxes	-	(655)
Net income	$1,175	$1,772

Diluted net earnings per share data:
Income from continuing operations	$0.09	$0.19
Loss from discontinued operations, net of taxes	-	($0.05)
Net income	$0.09	$0.14

RCM Technologies, Inc.
Summary Consolidated Selected Balance Sheet Data
 (In Thousands)

	April 2, 2011	January 1, 2011
Cash and equivalents	$25,945	$24,704
Accounts receivable, net	$41,969	$41,213
Total current assets	$71,016	$68,587
Goodwill and intangible assets	$7,609	$7,644
Total assets	$85,241	$83,012
Total current liabilities	$14,600	$13,159
Total liabilities	$14,845	$13,404
Stockholders’ equity	$70,396	$69,608
Stockholder’s equity, per diluted share	$5.32	$5.27
Stockholder’s equity less goodwill and intangible assets	$62,787	$61,964
Stockholder’s equity less goodwill and intangible assets, per diluted share	$4.74	$4.69

RCM Technologies, Inc.
Condensed Cash Provided by Operating Activities
 (Unaudited)
(In Thousands)

	Thirteen Week Periods Ended
	April 2, 2011	April 3, 2010
Net income	$1,175	$1,772
Adjustments to reconcile net income to cash provided by operating activities	228	845
Changes in operating assets and liabilities
Accounts receivable	(475)	(3,952)
Prepaid expenses and other current assets	(277)	(1,063)
Accounts payable and accrued expenses	(86)	1,330
Accrued payroll and related costs	973	2,106
Income taxes payable	370	190
Total adjustments	733	(544)

Cash provided by operating activities	$1,908	$1,228